Exhibit 99.1

Date: May 7, 2014

Spectra Energy Partners Reports First Quarter 2014 Results

First Quarter Highlights

•	Distributable cash flow of $324 million, up $251 million over prior year

•	Express-Platte acquisition, expansion projects and record winter demand bolster EBITDA

•	Increased throughput and strong operational reliability

•	26th consecutive quarterly cash distribution increase

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported first quarter 2014 distributable cash flow of $324 million, compared with $73 million in the prior-year quarter. Distributions per limited partner unit for first quarter 2014 were $0.55625, compared with $0.50125 per limited partner unit in 2013.

“Spectra Energy Partners continues to deliver on its commitments with a very strong start to the year. Solid performance of the Express-Platte system, which continues to exceed expectations, increased earnings from expansion projects and record winter demand for our services all led to an excellent quarter,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “We fully anticipate that we will retain the benefits realized to date through solid performance from our fee-based assets, and in turn, provide ongoing distribution growth for our unitholders.”

For the quarter, reported and ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) was $413 million, compared with $341 million in the prior-year quarter.

Reported net income from controlling interests was $242 million for the first quarter 2014, compared with $181 million in the first quarter 2013. Excluding a special item of $23 million related to the adjustment of the elimination of deferred income tax liabilities in connection with the 2013 asset dropdowns, ongoing net income from controlling interests was $265 million for the first quarter 2014.

The dropdown of Spectra Energy’s remaining U.S. transmission, storage and liquids assets, including the remaining 60 percent of Express-Platte U.S., occurred on November 1, 2013. The financial results, other than distributable cash flow, for the U.S. Transmission and Liquids segments have been recast throughout this release. The recast of the U.S. Transmission segment represents results as if the dropdown assets were owned by Spectra Energy Partners for the full periods reflected. The Liquids segment represents results as if Express-Platte were owned 100 percent by Spectra Energy Partners since the date Spectra Energy acquired the asset on March 13, 2013.

BUSINESS UPDATES

Spectra Energy Partners’ natural gas pipelines performed extremely well this past winter, experiencing the highest total delivered quantity of natural gas ever on its Algonquin, Texas Eastern and East Tennessee systems. On Texas Eastern, 24 new peak days were recorded due in large part to the New Jersey-New York Expansion put into service on November 1, 2013.

The company’s footprint is strategically located to benefit from the changing market dynamics driven by the unprecedented shale gas developments and significant demand growth in the Gulf Coast and Southeast U.S. The Texas Eastern pipeline moved gas both north and south during high customer demand periods this winter, and several projects are underway to enable Texas Eastern to flow up to 2 billion cubic feet a day (bcf/day) of gas bi-directionally by 2017.

TEAM 2014 and TEAM South will be the first Texas Eastern projects with a firm path for Marcellus supply to move south, and Spectra Energy Partners will complete work on six compressor stations that will allow the system to deliver additional gas south while retaining full capacity to northeast markets. By 2015, expansion projects such as OPEN will bring incremental supplies to the south, and Uniontown to Gas City will bring supplies to the west. Finally, the two-phased Gulf Markets expansion will provide natural gas to southern markets by mid-2016 and mid-2017.

The company continues to have an impressive backlog of projects and opportunities that ensure continued growth and long-term shareholder value creation. Spectra Energy Partners is making solid progress on the Sabal Trail pipeline into Florida, which will serve Florida Power and Light’s growing need for access to natural gas to fuel new power-generation facilities. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by virtually all the major local distribution companies in New England. The company submitted its FERC filing for AIM in February and expects to receive its certificate in the first quarter of 2015.

NEXUS, which will bring supply diversity to Eastern Canada by delivering Utica and Marcellus gas, is advancing and is expected to be anchored by commitments from Eastern Canadian and Midwest LDCs for about half the capacity, with the remainder to be subscribed by Appalachian producers. Since the beginning of the year, Spectra Energy Partners also has advanced the Atlantic Bridge project, announced earlier this year, conducting an open season and receiving strong interest.

The company’s liquids business continues to perform well with the increase in Express-Platte contracted volumes. Further, contracts on Sand Hills and Southern Hills continue to ramp up in line with expectations.

Spectra Energy Partners also is pursuing a number of projects to grow its crude oil business through the end of the decade. The Inland California Express project, in development with Questar Corporation, includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. Additionally, the company is also advancing expansion plans on the Express-Platte line.

Along with these projects, which are in various phases of execution and advanced development, the company also is evaluating longer-term opportunities related to Liquefied Natural Gas (LNG) in the Gulf and the need for more pipeline infrastructure to serve electric generators and industrial demand.

SEGMENT RESULTS

U. S. Transmission

U.S. Transmission reported first quarter 2014 EBITDA of $374 million, compared with $336 million in first quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions primarily on Texas Eastern, including the NJ-NY Project. Additionally, higher natural gas transportation revenues due to record winter demand contributed to earnings increases.

Liquids

Liquids reported first quarter 2014 EBITDA of $58 million, compared with $7 million in first quarter 2013, reflecting the acquisition of the Express-Platte pipeline system in March 2013, and the acquisition of one-third of each of the Sand Hills and Southern Hills NGL pipelines, which were put into service in June 2013.

Other

“Other” reported net costs of $19 million in the first quarter of 2014, compared with $2 million in first quarter 2013. This increase was due to allocated governance costs associated with the U.S. Transmission and Liquids assets that were dropped down on November 1, 2013.

Interest Expense

Interest expense was $67 million for first quarter 2014 compared with $94 million for first quarter 2013. The decrease was mainly due to the restructuring of an intercompany loan contributed to Spectra Energy Partners as part of the dropdown on November 1, 2013. This decrease was partially offset by higher debt balances primarily related to the acquisition of Express-Platte and lower capitalized interest.

Capital Expenditures and Equity Investments

Spectra Energy Partners invested $199 million in expansion and maintenance capital projects in the U.S. Transmission segment during the quarter, excluding reimbursements from noncontrolling interests. Expenditures included approximately $183 million of growth capital and $16 million of maintenance capital. Expansion capital was primarily for TEAM 2014 and Sabal Trail. Through the first quarter, maintenance spend is on track and will ramp up over the summer months. The company’s estimated maintenance capital for the year is $270 million.

Capitalization and Liquidity

Total debt outstanding at Spectra Energy Partners at March 31, 2014 was $5.9 billion, with investment grade ratings. At the end of the quarter Spectra Energy Partners had available liquidity of $1.8 billion. Spectra Energy Partners has forecast $0.9 billion of capital expansion spending in 2014, which will be funded through a combination of debt and equity. In late 2013, Spectra Energy Partners initiated a $400 million continuous offering, or At-the-Market (ATM) unit issuance program. From the start of the program through March 31, 2014, Spectra Energy Partners received aggregate net proceeds of $77 million from the ATM, of which $53 million was received in the first quarter of 2014.

Additional Information

Additional information about first quarter 2014 earnings can be obtained via the Spectra Energy Partners’ Web site: www.spectraenergypartners.com. The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, May 7, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors Section of both Spectra Energy’s Web site and Spectra Energy Partners’ Web site. The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “24832063” or “SE and SEP Quarterly Earnings Call.”

Please call five minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, August 5, 2014, by dialing (800) 585-8367 with conference ID 24832063. The international replay number is (404) 537-3406, with the above conference ID. A webcast replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure as it represents reported segment EBITDA adjusted for special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie

(713) 627-5353

(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna

(713) 627-4778

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

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Spectra Energy Partners, LP

Quarterly Highlights

March 2014

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended March 31,
	2014	2013
INCOME (a)
Operating Revenues	$581	$459
Total Reportable Segment EBITDA	432	343
Net Income - Controlling Interests	242	181
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$374	$336
Liquids	58	7

Total Reportable Segment EBITDA	432	343
Other EBITDA	(19)	(2)

Total Reportable Segment and Other EBITDA	$413	$341

PARTNERS’ CAPITAL (a)
Declared Cash Distribution per Limited Partner Unit	$0.55625	$0.50125
Weighted Average Units Outstanding
Limited Partner Units	284	104
General Partner Units	6	2
DISTRIBUTABLE CASH FLOW (a)
Distributable Cash Flow	$324	$73
Coverage Ratio	1.6x	1.1x
CAPITAL AND INVESTMENT EXPENDITURES (a,b)
Capital expenditures - U.S. Transmission (c)	$177	$218
Capital expenditures - Liquids	4	—
Investment Expenditures
Investment in Sand Hills	9	55
Investment in Southern Hills	9	28

Total	$199	$301

U.S. TRANSMISSION (a)
Operating Revenues	$500	$446
Operating Expenses
Operating, Maintenance and Other	111	112
Property and Other Taxes	40	30
Other Income and Expenses, net	25	32

EBITDA	$374	$336

LIQUIDS (a)
Operating Revenues	$81	$13
Operating Expenses
Operating, Maintenance and Other	26	4
Property and Other Taxes	4	1
Other Income and Expenses, net	7	(1)

EBITDA	$58	$7

Express Pipeline Receipts, MBbl/d (d)	193	207
Platte PADD II Deliveries, MBbl/d	166	167

	March 31,	December 31,
	2014	2013
Debt	$5,907	$5,961
Actual Units Outstanding	291	290

(a)	2013 financial results, excluding distributable cash flow, limited partner units and general partner units, have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013.
(b)	Excludes the acquisition of Express-Platte.
(c)	Excludes reimbursements from noncontrolling interests of $6 million in 2014.
(d)	Thousand barrels per day

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2014	2013
Operating Revenues	$581	$459
Operating Expenses	273	210

Operating Income	308	249

Other Income and Expenses	31	31
Interest Expense	67	94

Earnings Before Income Taxes	272	186
Income Tax Expense	26	1

Net Income	246	185
Net Income - Noncontrolling Interests	4	4

Net Income - Controlling Interests	$242	$181

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets	$570	$565
Investments and Other Assets	4,645	4,613
Property, Plant and Equipment, net	11,395	11,363
Regulatory Assets and Deferred Debits	252	253

Total Assets	$16,862	$16,794

LIABILITIES AND EQUITY
Current Liabilities	$1,273	$1,335
Long-term Debt	5,178	5,178
Deferred Credits and Other Liabilities	142	140
Equity	10,269	10,141

Total Liabilities and Equity	$16,862	$16,794

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2014	2013
Net Income	$246	$185
Add:
Interest expense	67	94
Income tax expense	26	1
Depreciation and amortization	73	61
Foreign currency loss (gain)	1	—

EBITDA	413	341

Add:
Equity in earnings of unconsolidated affiliates	(28)	(19)
Distributions from equity investments	37	29
Other	2	2
Less:
Interest expense	67	94
Distributions to noncontrolling interests	5	5
Maintenance capital expenditures	24	18
Equity AFUDC	4	11
Adjustment	—	152

Total Distributable Cash Flow	$324	$73

Spectra Energy Partners, LP

(Unaudited)

Special Items for the Quarters:

(in millions)

	Tax Effect	Net Income – Controlling Interests Impact
First Quarter 2014
Adjustment of Federal Income Tax Liabilities Related to the
U.S. Assets Dropdown	$(23)	$(23)

Total Special Items	$(23)	$(23)

First Quarter 2013	$—	$—

Reconciliation of Reported to Ongoing Net Income – Controlling Interests

(in millions)

	Three Months Ended
	March 31,
	2014	2013
Net Income – Controlling Interests as Reported	$242	$181
Adjustments to Reported Net Income – Controlling Interests:
Special Item	23	—

Ongoing Net Income – Controlling Interests	$265	$181

Spectra Energy Partners, LP

Reported to Ongoing EBITDA Reconciliation

(In millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported & Ongoing EBITDA
Quarter Ended March 31, 2014
U.S. Transmission	$374
Liquids	58

Total Reportable Segment EBITDA	432
Other	(19)

Total Reportable Segment and Other EBITDA	$413

Quarter Ended March 31, 2013
U.S. Transmission	$336
Liquids	7

Total Reportable Segment EBITDA	343
Other	(2)

Total Reportable Segment and Other EBITDA	$341